Exhibit 5.1

February 2, 2010
Denbury Resources Inc.
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Ladies and Gentlemen:
     We have acted as securities counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), in connection with the issuance by Denbury of 11,620,000 shares of Denbury common stock, par value $.001 per share (the “Shares”), in accordance with the terms of a Purchase and Sale Agreement dated as of November 30, 2009, by and between Denbury and Wapiti Energy, LLC (the “Purchase Agreement”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.
     You have requested an opinion with respect to certain legal aspects of the issuance of the Shares. In connection therewith, we have examined and relied upon the original, or copies identified to our satisfaction, of (i) the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof and the form of prospectus included therein, (ii) copies of resolutions of Denbury’s board of directors authorizing the Purchase Agreement, the issuance of the Shares and the filing of the Registration Statement, (iii) the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of Denbury, (iv) the Purchase Agreement, (v) the Registration Rights Agreement dated December 18, 2009, by and between Denbury and the individuals and entities listed on Schedule A attached thereto , and (vi) such other records, documents, opinions, officer’s certificates, and instruments as in our judgment are necessary or appropriate to enable us to render this opinion. We have made such legal and factual determinations as we have deemed relevant. In addition, we have reviewed such questions of law as we have considered appropriate.
     In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have

Denbury Resources Inc.
February 2, 2010

relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.
     Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited to the Delaware General Corporation Law and the applicable provisions of the Delaware Constitution, the federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and we express no opinion the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
     The opinion expressed herein is given as of the date hereof and we undertake no obligation to supplement this opinion if any applicable law changes after such date or if we become aware of any matters that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,
/s/ Baker & Hostetler LLP

Baker & Hostetler LLP